UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                   FORM 8-K/A



                                 AMENDMENT NO. 1





                    Amendment to application on Report filed
                pursuant to Section 13 or 15(d) of The Securities
                              Exchange Act of 1934





                         Date of Report: March 15, 1997


                            The Fortress Group, Inc.
               (Exact Name of Registrant as Specified in Charter)



              Delaware                    0-28024                54-1774997
              --------                    -------                ----------
    (State or Other Jurisdiction        (Commission            (IRS Employer
          of Incorporation)             File Number)         Identification No.)



              1921 Gallows Road, Suite 730, Vienna, Virginia 22182
              ----------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code (703) 442-4545

The undersigned registrant, in order to provide the financial statements required to be included in the Current Report on Form 8-K dated March 17, 1997 in connection with the acquisition of certain assets and assumption of certain liabilities of D.W. Hutson Construction Company, hereby amends the following item, or other portions of such Current Report on Form 8-K set forth in the pages attached hereto.


Item 7.  Financial Statements and Exhibits.

The financial statements and information in the following table of contents and attached hereto are hereby filed with the Commission in accordance with the above-referenced item.

Item 7.  Financial Statements and Exhibits.


(a)   Financial Statements of Business Acquired.
      The following financial statements of the acquired business, D.W. Hutson Construction Company, are submitted herewith on the indicated pages.

                                                                                Page
                                                                                ----
      Report of Independent Certified Public Accountants                           5
      Balance Sheets as of December 31, 1996  and 1995                             6
      Statements of Income for the Years Ended December 31, 1996 and 1995          7
      Statement of Changes in Shareholder's Equity as of December 31, 1996         8
      Statements of Cash Flows for the Years Ended December 31, 1996 and 1995      9
      Notes to Financial Statements                                               10

(b)   Pro Forma Financial Data
          The following unaudited pro forma condensed combined financial information of The Fortress Group, Inc. and D.W.
          Hutson Construction Company are submitted herewith on the indicated pages.

      Pro Forma Financial Data                                                    18

      Pro Forma Consolidating Balance Sheet at December 31, 1996 (Unaudited)      19
      Pro Forma Consolidating Statement of Operations for the Year
        Ended December 31, 1996 (Unaudited)                                       20
      Notes to Pro Forma Consolidating Financial Data (Unaudited)                 21
      Signatures                                                                  23


              Item 7. Financial Statements and Exhibits

            (a) Financial Statements of Business Acquired

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of D.W. Hutson Construction, Inc.

In our opinion, the accompanying balance sheets and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of D.W. Hutson Construction, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



Price Waterhouse LLP

April 24, 1997
Fort Lauderdale, Florida

                         D.W. HUTSON CONSTRUCTION, INC.

                                 BALANCE SHEETS
                      (in thousands except per share data)


                                                                            December 31,
                                                                           ---------------
                                                                           1996       1995
                                                                           ----       ----

                                ASSETS
     Cash and cash equivalents.......................................   $  1,251   $   688
     Restricted cash.................................................        546       761
     Related party receivables.......................................      6,055     3,797
     Other receivables...............................................         10        83
     Real estate inventories.........................................     14,652    13,997
     Equipment and furniture, net of accumulated depreciation of
        $562 and $467, respectively..................................        571       573
     Deposits on land with related parties...........................      1,612     2,456
     Prepaid expenses and other assets...............................        186       209
                                                                           -----     -----
          Total assets...............................................    $24,883   $22,564
                                                                         =======   =======

                 LIABILITIES AND SHAREHOLDERS' EQUITY
     Accounts payable and accrued construction liabilities...........    $ 2,422   $ 2,509
     Notes payable...................................................      8,486    10,389
     Accrued expenses................................................        287       169
     Customer deposits...............................................        628       620
                                                                          ------     -----
          Total liabilities..........................................     11,823    13,687
     Commitments and contingencies (Note 6)..........................         --        --
     Shareholders' equity:
       Common stock, $1 par value, 25,000 shares authorized,
             issued and outstanding..................................         25        25
       Retained earnings.............................................     13,035     8,852
                                                                          ------     -----
          Total shareholders' equity................................      13,060     8,877
                                                                          ------     -----
          Total liabilities and shareholders' equity.................    $24,883   $22,564
                                                                         =======   =======




   The accompanying notes are an integral part of these financial statements.

                         D.W. HUTSON CONSTRUCTION, INC.

                              STATEMENTS OF INCOME
                                 (in thousands)




                                                     Year Ended December 31,
                                                     -----------------------
                                                       1996         1995
                                                       ----         ----

Revenue:
     Residential sales.......................       $ 79,471     $ 60,531
     Lot sales...............................            100         --
                                                     --------    --------
     Total revenue...........................         79,571       60,531

Cost of sales................................         65,721       51,407
                                                     --------     --------
Gross profit ................................         13,850        9,124
Operating expenses
     Selling expenses........................          4,644        3,160
     General and administrative expenses.....          1,431        2,213
                                                     --------     --------
       Total operating expenses..............          6,075        5,373
                                                     --------     --------
     Net operating income....................          7,775        3,751
Other expense (income)
     Interest................................            225          274
     Other...................................           (104)        (127)
                                                     --------     --------
       Total other expense...................            121          147
                                                     --------     ---------
 Net income   ...............................       $  7,654     $  3,604
                                                    =========    ==========





   The accompanying notes are an integral part of these financial statements.

                         D.W. HUTSON CONSTRUCTION, INC.

                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (in thousands)





                                               Common                Total
                                               ------                -----
                                                Stock   Retained   Shareholders'
                                                -----   --------   -------------
                                               Amount   Earnings     Equity
                                               ------   --------     ------

Balance, December 31, 1994................     $  25     $ 9,444    $ 9,469
Distributions.............................        --      (4,196)    (4,196)
Net income................................        --       3,604      3,604
                                               -----       -----      -----
Balance, December 31, 1995................        25       8,852      8,877
Distributions.............................        --      (3,471)    (3,471)
Net income................................        --       7,654      7,654
                                               -----       -----      -----
Balance, December 31, 1996 ...............     $  25     $13,035    $13,060
                                               =====     =======    =======









   The accompanying notes are an integral part of these financial statements.

                         D.W. HUTSON CONSTRUCTION, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)




                                                                         Year Ended December 31,
                                                                         -----------------------
                                                                          1996           1995
                                                                          ----           ----
Cash flows from operating activities
     Net income.........................................                 $ 7,654       $ 3,604
     Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation expense..........................                     113           107
          Changes in operating assets and liabilities:
          Loss on sale of equipment and furniture.......                      47           --
               Decrease (increase) in:
                    Restricted cash.....................                     215          (402)
                    Related party receivables...........                  (2,258)        4,627
                    Other receivables...................                      73           (62)
                    Real estate inventories:
                       Additions to real estate
                         inventories....................                 (65,445)      (54,294)
                       Capitalized interest.............                    (931)         (954)
                       Cost of sales....................                  65,721        51,407
                    Deposit on land with related
                       parties..........................                     844        (2,456)
                    Prepaid expenses and other assets...                      23            37
               Increase (decrease) in:
                       Accounts payable and accrued
                         construction liabilities.......                     (87)          232
                       Accrued expenses.................                     118          (282)
                       Customer deposits................                       8           220
                                                                          ------        ------
                    Net cash provided by operating
                      activities........................                   6,095         1,784
                                                                          ------        ------
Cash flows from investing activities
     Purchases of equipment and furniture...............                    (277)         (128)
     Proceeds from sale of equipment and furniture......                     119            18
                                                                          ------        ------
                    Net cash used in
                      investing activities..............                    (158)         (110)
                                                                          ------        ------
Cash flows from financing activities
     (Repayments) borrowings under notes payable, net...                  (1,903)        2,141
     Distributions to shareholders......................                  (3,471)       (4,196)
                                                                          ------        ------
                    Net cash used in
                      financing activities..............                  (5,374)       (2,055)
                                                                          ------        ------
Increase (decrease) in cash and cash equivalents........                     563          (381)
Cash and cash equivalents, beginning of year............                     688         1,069
                                                                          ------        ------
Cash and cash equivalents, end of year..................                 $ 1,251       $   688
                                                                         =======       =======


   The accompanying notes are an integral part of these financial statements.

                         D.W. HUTSON CONSTRUCTION, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. Business and Organization

   General

     D.W. Hutson Construction, Inc. (the "Company") is engaged primarily in the construction and sale of single-family residential housing units in northeastern Florida. The Company designs, builds and sells single-family houses on finished lots, which it purchases ready for home construction or which it develops.

     During 1996, the Company and its shareholders entered into negotiations with Fortress - Florida, Inc.(qualified to do business in Florida as Fortress - Jax Florida, Inc.) a wholly owned subsidiary of The Fortress Group, Inc. ("Fortress") pursuant to which certain assets of the Company were purchased and related liabilities were assumed by Fortress subsequent to December 31, 1996. (See Note 7)

2. Summary of Significant Accounting Policies:

   Estimates by Management

         Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company is a member of a group of commonly owned Companies and, as disclosed in Note 5, has significant transactions and relationships with members of the group. Management believes values of these transactions approximates fair value.

   Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company considers all highly liquid investments with an original purchased maturity of three months or less to be cash equivalents.

     Supplemental disclosures of cash flow information are as follows (in thousands):

                                                                                Year Ended December 31,
                                                                                -----------------------
                                                                                     1996       1995
                                                                                     ----       ----
     Cash paid for interest, excluding amounts capitalized:
          Lines of credit with third parties........................                 $205       $217
          Related parties...........................................                   20         57



   Restricted Cash

     Restricted cash consists principally of escrow accounts representing customer deposits restricted as to use.

   Revenue Recognition

     Revenues from residential sales are recognized when all conditions precedent to closing have been fulfilled and title has passed to the buyer. The Company's homes are generally contracted for in advance of their construction. The Company's standard sales contract generally requires the customer to make an earnest money deposit which is recognized as a customer deposit liability until the unit closes.

   Real Estate Inventories and Cost of Sales

     All real estate inventories which are held for sale are carried at cost, which is less than fair value as measured in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Fair value is measured based on the expected future cash flows of each of the Company's real estate developments. Costs incurred which are included in inventory consist of land, land development, direct and certain indirect construction costs, interest and real estate taxes, and model construction costs and related improvements.

                         D.W. HUTSON CONSTRUCTION, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)



         Cost of sales includes construction, land and land development costs incurred, interest, real estate taxes and other capitalizable common costs. Interest charged to cost of sales totaled $999,642 and $806,991 in 1996 and 1995, respectively, resulting primarily from loans from financial institutions. General and administrative expenses of $150,241 and $157,000 were capitalized to real estate inventories respectively, as of December 31, 1995 and 1996.

   Interest Capitalization

     Interest and related amortization of debt issuance costs are capitalized to qualifying real estate inventories, and are relieved from inventory to cost of sales as revenue from residential sales is recognized. Interest and related amortization of debt issuance costs are capitalized under the specific identification method to individual qualifying real estate inventory. The capitalization rate is based on the Company's outstanding borrowings for acquisition, development and construction of the qualified real estate inventory.

   Equipment and Furniture

     Equipment and furniture are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 5 to 39 years. Significant additions and improvements are capitalized, while expenditures for repairs and maintenance are charged to operations as incurred.

   Prepaid Expenses and Other Assets

     Prepaid expenses and other assets include debt issue costs, other deposits and prepaid expenses.

   Deposits on Land

     Deposits on land include deposits held by a related party for future acquisitions of finished lots ready for home construction.

   Concentrations of Credit Risk

     The Company's operations are concentrated in the construction and sale of single-family residential property in northeastern Florida. Furthermore, the Company from time to time maintains cash balances at certain financial institutions in excess of Federally insured limits.

   Income Taxes

     The Company is a Subchapter S corporation for income tax purposes and, accordingly, any income tax liabilities are the responsibility of the Company's shareholders. The Company's Subchapter S corporation status will terminate on the acquisition by Fortress as disclosed in Note 1. See Note 8 for information regarding the pro forma income tax disclosures.

                         D.W. HUTSON CONSTRUCTION, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)



3.   Real Estate Inventories

     Real estate inventories are summarized as follows (in thousands):

                                                               December 31,
                                                               ------------
                                                             1996       1995
                                                             ----       ----
            Work-in-progress:
                 Sold homes under construction.....        $ 8,063     $ 9,628
                 Speculative homes.................          2,325       2,109
                                                            ------      ------
                                                            10,388      11,737
                                                            ------      ------
            Land:
                 Finished lots.....................          2,359       1,805
                 Land under development............          1,076          --
                                                            ------      ------
                                                             3,435       1,805
            Models:                                            829         455
                                                            ------      ------
                                                           $14,652     $13,997
                                                           =======     =======


     Speculative homes and models include completed homes and homes under construction. Speculative construction represents homes built without an advance sales contract in order to accelerate closing. Completed homes include land, development, and other allocable costs.

                         D.W. HUTSON CONSTRUCTION, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)



4. Notes Payable

         Notes payable at December 31 are summarized as follows (in thousands):


                                                          1996             1995
                                                          ----             ----
         Construction notes payable

                  $11,000 Line of Credit                $ 3,785          $ 4,000
                  $ 6,000 Line of Credit                  2,013            2,869
                  $ 4,000 Line of Credit                  2,406            3,172
                  $ 3,000 Line of Credit                    101              215

         Other notes payable to related parties             181              133
                                                        -------          -------
                                                        $ 8,486          $10,389
                                                        =======          =======

     Construction loans consist of four lines of credit with commercial banks for the purpose of financing acquisition of lot inventory and related single family home construction. The loans bear interest at annual rates ranging from
 .5% to 1% over the individual lender's prime rate, payable monthly. Fundings under the loans, together with unpaid accrued related interest, are due primarily upon sale of each completed home or upon demand.

     The lines of credit are secured by individual lots and related construction and certain lines of credit are secured by mortgages on property held by the Company's related parties. The lines of credit are individually guaranteed by a majority shareholder of the Company. The loan agreements include restrictive covenants, including financial ratio compliance, limitations on construction advances and the maximum outstanding principal balance.

     Other loans payable consist of three loans from current and former stockholders, all of which are unsecured, bear interest at annual rates ranging from 6.25% to 9.25%, and mature before December 31, 2006.

     Maturities of loans payable at December 31, 1996 are as follows (in thousands):

            Year Ending December 31,

                 1997.....................      $8,414
                 1998.....................           9
                 1999.....................           9
                 2000.....................           9
                 2001.....................           9
                 thereafter...............          36
                                                ------
                                                $8,486
                                                ======


     Interest incurred and capitalized, excluding amortization of deferred loan costs during the years ended December 31, 1996 and 1995 aggregated approximately $931,000 and $954,000, respectively.

                         D.W. HUTSON CONSTRUCTION, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


5. Related Party Transactions

         The Company purchases substantially all of its finished lots under verbal agreements at fair value from related parties, Hutson Land Company, Inc., Hutson Land Group, Inc., Land Planners Development, Inc., and Heritage Land Group, Inc., which share common majority shareholders and are under common management. The Company also purchases land from its majority shareholders. During 1995 and 1996, the Company purchased approximately $14,763,000 and $15,238,000, respectively. The Company had deposits of $2,456,500 and $1,612,500, respectively at December 31, 1995 and 1996 with Hutson Land Group, Inc. for future acquisitions of finished lots ready for home construction.

         The Company pays a fee to shareholders based on the number of homes closed in a particular development as compensation. In 1995 and 1996, the Company paid approximately $459,000 and $570,000, respectively, in compensation to the shareholders.

         Hutson Land Company, Inc. develops certain land for future construction by the Company and is reimbursed for development costs incurred. During 1996, the Company reimbursed Hutson Land Company, Inc. approximately $134,000 for land development costs and capitalized these amounts to real estate inventories. The Company did not incur charges from Hutson Land Company, Inc. in conjunction with land development during 1995. Charges by Hutson Land Company, Inc. for land development services may not be necessarily indicative of that which would be negotiated with an independent third party.

         The Company contracted cabinetry and interior finish services from a related party, Southeastern Supply Company, Inc., an entity wholly owned by the Company's majority shareholder. During 1995 and 1996, the Company incurred fees of approximately $3,500,000 and $4,500,000, respectively, for these related party services. Charges by Southeastern Supply Company, Inc. for these services may not be necessarily indicative of that which would be negotiated with an independent third party.

         During 1995 and 1996, the Company sold models to shareholders at cost and recognized revenues and cost of sales of approximately $157,500 and $500,000, respectively. These sales are not the same as those which would result from transactions with an independent third party.

         The Company leased models from a related party, Hutson Rental Partnership which shares common ownership and is under common management, under varying cancelable verbal agreements and incurred rental expense of $121,060 and $176,231, respectively, for years ended December 31, 1995 and 1996, respectively. The Company also leases office space from the majority shareholder under a verbal agreement and incurred rental expense of $139,539, for years ended December 31, 1995 and 1996, respectively. Rental charges by Hutson Rental Partnership may not be necessarily indicative of that which would be negotiated with an independent third party.

     The Company provides financial and administrative services and is the employer of certain workers for five entities which share common majority shareholders. The Company is reimbursed by these related entities for costs incurred based upon time spent performing services on their behalf. For the years ended December 31, 1995 and 1996, the Company recognized management fee revenues of approximately $42,840 and $39,522, respectively, for services provided.

         The Company made home sales to several affiliates of the shareholders and to an employee during 1996, at cost and accordingly recognized revenues and cost of sales of approximately $655,888. Construction in progress includes $535,000 for a custom home being built for the majority shareholder at December 31, 1996. No home sales were made to affiliates of shareholders and/or employees during 1995.

                         D.W. HUTSON CONSTRUCTION, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


     Receivables from related parties represent non-interest bearing advances and notes to the shareholders and related entities. Such amounts are generally due on demand or within one year.

6.   Commitments and Contingencies

     The Company is involved in various routine legal proceedings incidental to the conduct of its normal business operations. The Company's management believes that none of these legal proceedings will have a material adverse impact on the financial condition or results of operations of the Company.

     The Company may be responsible for funding certain homeowners associations activities in the ordinary course of business. The Company does not currently believe these obligations will have any material adverse effect on its financial position or results of operations.

7.    Subsequent Events

     On February 28, 1997, Fortress acquired certain assets of the Company and assumed certain related liabilities for $7,653,753 in cash, $1,200,000 of Fortress Class B convertible preferred stock, and future payments in the form of Class C convertible preferred stock totaling $6,000,000 at a minimum of $1,000,000 annually until 2002. The Fortress Class B and Class C convertible preferred stock issues have a par value of $.01 per share with a liquidation value of $100 and each share of preferred stock is convertible into 10 shares of Fortress Common Stock.

     In conjunction with the acquisition, Fortress entered into a purchase and sale agreement with Hutson Land Company, Inc. for $7,000,000 to acquire certain finished lots at estimated fair market value over a period expiring March 31, 2000. Fortress also entered into an agreement under which Hutson Land Company, Inc. will manage the development of a certain subdivision. The related fee will be based on the number of lots serviced. Fortress entered into an exclusive purchasing agreement for a period of five years to contract cabinetry and interior finish services with Southeastern Supply Company, Inc. at an initial price equal to the amount that the contractor charged the Company on the last date prior to the acquisition by Fortress. Fortress entered into an agreement with the majority shareholder of the Company, for a period of five years commencing March 1, 1997 under which Fortress is the exclusive builder and purchaser of lots developed by the shareholder and its affiliates.

                         D.W. HUTSON CONSTRUCTION, INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)



8.   Unaudited Pro Forma Income Tax information

     The following unaudited pro forma income tax information is as if the Company had been a Subchapter C corporation subject to Federal and state income taxes for the year ended December 31, 1996 (in thousands).



                                                                             Year Ended
                                                                             ----------
                                                                            December 31,
                                                                            ------------
                                                                               1996
                                                                               ----
Earnings (loss) before pro forma adjustment, per statement of income......  $ 7,654
Provision for income taxes................................................   (3,062)
                                                                            -------
Pro forma net income......................................................  $ 4,592
                                                                            =======

                                      -16-

                                      *****




                    Item 7. Financial Statements and Exhibits



                          (b) Pro Forma Financial Data

                            THE FORTRESS GROUP, INC.
                         ------------------------------
                       PRO FORMA CONSOLIDATED FINANCIAL DATA
                       -----------------------------------
                                   (unaudited)
                                   -----------


         The Fortress Group, Inc. ("Fortress" or the "Company") was formed in June 1995 to create a national homebuilding company through the May 1996 initial public offering (Offering) and the simultaneous (Merger) of four separate homebuilding companies (Combined Predecessor Companies). The unaudited pro forma consolidated financial data reflect the merger of the Combined Predecessor Companies, the sale effective July 1, 1996 of the Genesee Custom Homes Division (Genesee Custom), the purchase on August 31, 1996 of Landmark Homes, Inc. (Landmark), and the purchase on February 28, 1997 of D.W. Hutson Construction Company (Hutson).

         The unaudited pro forma consolidated balance sheet gives effect to the purchase of Hutson as if the purchase had occurred on December 31, 1996. The pro forma adjustments reflect the cash payment for the purchase, the increase of inventory to fair value at purchase date, and the recording of goodwill.

         The unaudited pro forma consolidated statement of operations presents pro forma results from operations for the year ended December 31, 1996 as if the Merger, the sale of Genesee Custom and the purchase of both Landmark and Hutson had occurred on January 1, 1996. The pro forma adjustments reflect certain administrative costs of the Fortress corporate organization, the sale of Genesee Custom, amortization of goodwill and the increased provision for income taxes as if the Combined Predecessor Companies, Landmark and Hutson were combined and subject to the effective federal statutory income tax rate throughout the period.

         The pro forma consolidated financial data of The Fortress Group, Inc. are unaudited and are based upon historical information, preliminary estimates and certain assumptions management deems appropriate. The unaudited pro forma consolidated financial data presented herein are not necessarily indicative of the results Fortress would have attained had such events occurred at the beginning of the period, nor are they indicative of the future results of Fortress. The unaudited pro forma consolidated financial data and notes thereto should be read in conjunction with the Company's 1996 Annual Report on Form 10-K.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1996
                    (In thousands, except per share amounts)



                                                                        D.W. Hutson        Pro Forma          The Fortress
                                                                       Construction      Adjustments for       Group, Inc.
                                       The Fortress Group, Inc.            Company         Acquisition         Pro Forma
                                                                                           (Unaudited)         (Unaudited)
                                       ------------------------            -------         -----------         ----------
ASSETS

Cash and cash equivalents                              $ 16,212           $ 1,797          $(7,654) (a)       $  6,374
                                                                                               (12) (f)
                                                                                            (3,969) (g)
Accounts receivable                                      10,700                10                               10,710
Due from related parties                                  5,176             6,055             (173) (f)          5,176
                                                                                            (5,882) (h)
Real estate inventories                                 144,106            14,652              316  (d)        159,074
Property and equipment, net                               3,543               571              (2)  (f)          4,112
Prepaid expenses and other assets                        10,355             1,798             250   (d)         17,791
                                                                                             (494)  (f)
                                                                                             5,882  (h)
Goodwill, net                                             3,641               --             5,066  (e)          8,707
                                                       --------           -------          -------            --------
     Total assets                                      $193,733           $24,883          $(6,672)           $211,944
                                                       ========           =======          =======            ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and construction liabilities          $  8,526           $ 2,422          $ 3,969  (g)       $ 10,948
                                                                                            (3,969) (g)
Notes and mortgages payable                             140,136             8,486                              148,622
Due to related parties                                       27                                                     27
Accrued expenses                                          8,525               287                                8,812
Customer deposits                                         4,259               628              (12) (f)          4,875
                                                       --------           -------          -------            --------
     Total liabilities                                  161,473            11,823              (12)            173,284
                                                       --------           -------          -------            --------
Minority interest                                           274                                                    274
                                                       --------           -------          -------            --------
Shareholders' equity
Preferred stock $.01 par value
  2 million actual, 2.11 million Pro Forma
  shares authorized, 10,000 actual, 82,000
  Pro Forma shares issued and outstanding
  ($1.0 million actual $8.2 million Pro Forma
  aggregate liquidation preference.)                                                             1  (b)              1
  Common stock, $.01 par value, 50
  million authorized, 11,762,675 issued
  and outstanding                                           118                                                    118
Common stock, $1 par value, 25,000
   shares authorized, issued and
   outstanding                                                                 25              (25) (c)
Additional paid-in capital                               23,808                              6,399  (b)         30,207
Retained earnings                                         8,072            13,035           (9,066) (c)          8,072
                                                                                            (3,969) (g)

Treasury stock, at cost, 1,700 shares                       (12)                                                   (12)
                                                       --------           -------          -------            --------
   Total shareholders' equity                            31,986            13,060           (6,660)             38,386
                                                       --------           -------          -------            --------
   Total liabilities and shareholders' equity          $193,733           $24,883          $(6,672)           $211,944
                                                       ========           =======          =======            ========

                       See Notes to Pro Forma Consolidated Financial Data.

                            THE FORTRESS GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (In thousands, except per share amounts)






                                     Predecessor                               Landmark Homes, Inc.
                                      Companies       The Fortress Group, Inc.  January 1, 1996 -      D.W. Hutson
                                   January 1, 1996 -       May 21, 1996 -        August 31, 1996      Construction
                                     May 20, 1996         December 31, 1996       (unaudited)            Company
                                     ------------         ----------------        -----------            -------

Revenue:
    Residential sales                     $ 64,984             $200,721               $18,062         $ 79,471
    Lot sales                                1,036                9,239                                    100
    Other revenue                               99                  394
                                           -------            ---------               -------         --------
        Total revenue                       66,119              210,354                18,062           79,571
Cost of sales                               56,425              177,387                15,151           65,721
                                           -------            ---------               -------         --------
Gross profit                                 9,694               32,967                 2,911           13,850
Operating expenses:
    Selling expenses                         4,689               11,527                   168            4,644
    General and administrative
      expenses                               3,892                8,653                 1,185            1,431

                                           -------            ---------               -------         --------
        Net operating income                 1,113               12,787                 1,558            7,775

Other expense (income)
    Interest                                    63                  429                    42              225
    Minority interests                          89                   92
    Other, net                                (313)                (955)                   (7)            (104)
                                           -------            ---------               -------         --------
Income before provision for income
    taxes                                    1,274               13,221                 1,523            7,654

Provision for income taxes                                        5,013

                                           -------            ---------               -------         --------
Net income                                 $ 1,274            $   8,208               $ 1,523         $  7,654
                                           =======            =========               =======         ========



Net income per share

Weighted average shares outstanding






               See Notes to Pro Forma Consolidated Financial Data.



                                                          Unaudited
                                                    Pro Forma Adjustments
                                          ------------------------------------------

                                                                         D.W. Hutson  The Fortress
                                                      Genesee Custom/   Construction   Group, Inc
                                                         Landmark          Company     Pro Forma
                                          Merger        Acquisition      Acquisition  (unaudited)
                                          ------        -----------      -----------   ---------

Revenue:
    Residential sales                                   $(4,964) (d)                 $ 358,274
    Lot sales                                                                           10,375
    Other revenue                                                                          493
                                        -------        --------          -------        ------
        Total revenue                                    (4,964)                       369,142
Cost of sales                                            (4,928) (d)                   309,756
                                        -------        --------          -------        ------
Gross profit                                                (36)                        59,386
Operating expenses:
    Selling expenses                                       (163) (d)                    20,865
    General and administrative
      expenses                          $   644 (a)        (121) (d)         338 (f)    16,179
                                                            157  (e)
                                        -------        --------          -------        ------
        Net operating income               (644)             91             (338)       22,342

Other expense (income)
    Interest                                                                               759
    Minority interests                      (98)(b)                                         83
    Other, net                                                                          (1,379)
                                        -------        --------          -------        ------
Income before provision for income
    taxes                                  (546)             91             (338)       22,879

Provision for income taxes                  472 (c)         579 (c)        2,780 (c)     8,672
                                           (207)(g)          35 (g)
                                        -------        --------          -------        ------
Net income                              $  (811)       $   (523)*        $(3,118)      $14,207 (h)
                                        =======        ========          =======        ======

Net income per share                                                                   $  1.29
                                                                                        ======



Weighted average shares outstanding                                                 10,939,988 (i)
                                                                                   ===========

                 NOTES TO PRO FORMA CONSOLIDATED FINANCIAL DATA

NOTE 1 - Pro Forma Consolidated Balance Sheet Adjustments

The pro forma consolidated balance sheet adjustments have been prepared to reflect the acquisition by The Fortress Group, Inc. ("Fortress" or the "Company") of D.W. Hutson Construction, Inc. ("Hutson") for an aggregate purchase price of approximately $27.3 million consisting of approximately $7.7 million in cash, $1.2 million in Class B preferred stock, $5.2 million in Class C preferred stock with a liquidation value of $6 million. The purchase price also includes the assumption of $12.4 million in Hutson debt at purchase date. There is no pro forma adjustment for the debt assumption.

(a) Cash payment of the purchase price;

(b) Purchase price consideration paid in the form of Class B and Class C preferred stock,

(c) Elimination of Hutson's shareholders' equity,

(d) Increase in real estate inventories and land purchase options of Hutson to estimated fair value at the purchase date,

(e) Excess of purchase price over the fair value at the purchase date,

(f) Elimination of certain Hutson assets not purchased and related liabilities not assumed,

(g) Recordation of dividends declared by Hutson on December 31, 1996 and subsequently paid,

(h) Reclassification of Hutson's related party receivables to lot deposits for improved lots.

NOTE 2 - Pro Forma Consolidated Statement of Operations Adjustments

The pro forma consolidated statement of operations adjustments have been prepared to reflect the merger of the Combined Predecessor companies, operating expenses of the Fortress corporate organization, the sale of Genesee custom, the acquisition of Landmark and the acquisition of Hutson.

(a) Adjustment of $644,000 for the year ended December 31, 1996, to reflect increased expenses for corporate operating activities related to the newly formed public entity.

(b) Adjustments to reduce minority interest expense by approximately $98,000 for the year ended December 31, 1996, as a result of the Company's buyout in May 1996 of the minority interest holding in one of its consolidated joint venture partnerships.

(c) Adjustments to calculate the provision for income taxes on the pro forma results at the effective statutory tax rates applicable for each of the Founding Builders, Landmark and Hutson as if they had been subject to the effective federal statutory income tax rate throughout the period.


(d) Adjustment to remove the results of operations of Genesee Custom due to the sale of the division with an effective date of July 1, 1996.

(e) Adjustment to record amortization of goodwill for the period January 1, 1996 through August 31, 1996 associated with the purchase of Landmark.

(f) Amortization of goodwill on a straight-line basis over fifteen years associated with the purchase of Hutson.

(g) Adjustment to reflect the calculation of a provision for income taxes resulting from net pre-tax income of pro forma adjustments at the effective statutory tax rates applicable for each adjustment.

(h) Adjustment to reduce net income to determine earnings per share in the amount of $110,000 for the year ended December 31, 1996 to reflect the 11% cumulative preferred dividend based on the net liquidation value of the 11% cumulative, convertible preferred stock issued at $100 per share ($.01 par value). The net liquidation value of $1 million reflects the Company's approval effective July 1, 1996, to redeem 10,000 shares of the originally issued and authorized 20,000 shares in connection with the sale of Genesee Custom. [see note 2(d)].

(i) The weighted average number of common shares outstanding used to calculate pro forma net income per share based on the estimated average number of shares of common stock of the pro forma combined company outstanding during the periods presented is as follows:

                                                                 Year ended
                                                              December 31, 1996
                                                              -----------------


          Shares issued by Fortress prior to the
          Common Stock Offering                                  2,230,500

          Shares issued to the stockholders of the
          Founding Builders                                      6,233,875

          Shares issued in the Offering to cover
          the cash portion of the purchase price to
          be paid in connection with the
          acquisition of the Founding
          Builders                                                 779,708


          Shares issued in the Offering to acquire
          the Minority Interest                                    169,098

          Weighted average remaining shares
          issued to the public in the
          Offering                                               1,256,807

          Weighted average shares issued from
          the Company's exercise of the
          overallotment                                            150,000

          Issuance of Class B Preferred Stock
          in connection with the acquisition
          of Hutson                                                120,000
                                                                ----------
                                                                10,939,988
                                                                ==========

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            THE FORTRESS GROUP, INC.



Dated: March 15, 1997                       By:   /s/ JAMES J. MARTELL, JR.
                                                  -----------------------------
                                                  James J. Martell, Jr.
                                                  President and Chief Executive